Exhibit 99.1

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

CORPORATE PARTICIPANTS

Steve Jumper Dawson Geophysical—Chairman, President and CEO

Christina Hagan Dawson Geophysical—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Veny Aleksandrov FIG Partners—Analyst

Colin Gerry Raymond James & Associates—Analyst

Rudy Hokanson Barrington Research Associates, Inc.—Analyst

Georg Venturatos Johnson Rice & Company—Analyst

William Tucci Vidal Capital—Analyst

PRESENTATION

Operator

Good morning and welcome to the Dawson Geophysical first-quarter 2013 results conference call. All participants will be in a listen-only mode. Should you need assistance, (Operator Instructions). After today’s presentation there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded. I would now like to turn the conference over to Steve Jumper. Please go ahead.

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

Thank you, Sue. Good morning and welcome to Dawson Geophysical Company’s fiscal 2013 first-quarter earnings and operations call.

As Sue said, my name is Steve Jumper, Chairman, President, and CEO of the company. Joining me on the call is Christina Hagan, Executive Vice President and Chief Financial Officer. Today’s call will be presented in three segments.

Following these opening remarks Chris will discuss our financial results. I will then return for an operations update, then open the call for questions.

This call is scheduled for 30 minutes and, as in the past, we will not be providing any guidance. At this point I will turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.

Christina Hagan—Dawson Geophysical—EVP and CFO

Thank you, Steve. First I will share our Safe Harbor provision. In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements made today in this conference call, which are forward-looking and which provide other than historical information, involve risks and uncertainties that may materially affect the Company’s actual results of operations.

These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy and industry spending, disruption to the global economy, industry competition, delays, reductions or cancellations of service contracts, high-stakes cost of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risks related to our customers, availability of capital resources and operational disruptions. A discussion of these and other factors including risks and uncertainties is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2012.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

Dawson Geophysical disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise. During this conference call, we will make references to EBITDA, which is non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.dawson3d.com.

For the first quarter of fiscal 2013 ended December 31, 2012, revenues were $76,629,000 compared to $92,368,000 for the same quarter in fiscal 2012. The Company reported net income for the first quarter of fiscal 2013 of $2,928,000 compared to $3,231,000 in the same quarter of fiscal 2012. Basic earnings per share for the first quarter of fiscal 2013 were $0.36 compared to $0.23 per share in the same quarter of fiscal 2012, excluding the effect of an $0.18 per share one-time tax benefit recognized in the first quarter of fiscal 2012 related to a merger agreement terminated in calendar 2011.

Our effective tax rate for the first quarter of fiscal 2013 is similar to the quarterly tax rates of fiscal 2012, except for the first quarter of fiscal 2012, which as I said contained a net tax benefit of approximately $1.4 million during the quarter, which was enough to completely offset the ordinary income and related tax expenses on the income statement for the three months ended December 31, 2011.

EBITDA for the first quarter of fiscal 2013 was $14,338,000 compared to $11,028,000 in the same quarter of fiscal 2012. Capital expenditures in the first quarter of fiscal 2013 included replacement of an IOR SR recording system on an existing crew with a purchase of 12,000 Geospace GSX single channel cableless units, replacement of a set of vibrator energy source units on an existing crew with the purchase of TNI nova vibrator energy source units and the purchase of 2,500 stations of the wireless seismic RT system to recording systems deployed on a small crew in the Mid-Continent region of the United States.

The Company anticipates a capital budget in fiscal 2013 of approximately $50 million to include additional cableless recording equipment, additional energy source units, Canada operation capital requirements and maintenance capital requirements. Reflected in the first fiscal quarter of fiscal 2013 results were increases in depreciation expense of $1,318,000 from capital expenditures in the prior fiscal year. The increase in depreciation expenses related to the Company’s investment in additional recording equipment and energy source units over the past 24 months.

Steve?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

Thank you, Chris. Let me start by just recapping our first fiscal quarter highlights as mentioned.

As Chris mentioned, the first quarter of fiscal 2013 EBITDA increased to $14,338,000 compared to $11,028,000 for the same period of fiscal 2012, an increase of 30%. Income from operations increased 61% from $3,226,000 the first quarter of fiscal 2012 to $5,194,000 in the first quarter of fiscal 2013. Revenues net of third-party reimbursable charges increased 11% in the first fiscal quarter of 2013 compared to the first fiscal quarter of fiscal 2012.

Demand for our services in the lower 48 remained near multi-year highs in the first quarter of fiscal 2013 and we maintained an order book capable of sustaining 14 data acquisition crews well into calendar 2013. We have a balanced portfolio of projects in the Eagle Ford Shale, Bakken, Marcellus, Mississippi Lime of Kansas and Oklahoma, and the Permian Basin. We had approximately $52 million of working capital at December 31, 2012, and we mobilized our first crew in Canada in late January.

As mentioned, EBITDA for the first quarter of 2013 surged over $14 million, an increase of 30% over the first quarter of 2012 while net income grew to $2.9 million from a gain of $1.8 million the year ago period, excluding the one-time tax benefit Chris mentioned earlier in the first quarter of fiscal 2012.

Sequentially, both EBITDA and net income showed quarter-over-quarter improvement as net income increased 154% from $1,152,000 in the fourth quarter of fiscal 2012, and EBITDA increased 35% from $10,630,000. The increase is notable as the first fiscal quarter is historically our most challenging quarter due to weather conditions, shorter days and the holiday season.

With our continued investment of people, processes and equipment, we are beginning to realize improved returns and financial performance. These ongoing investments are helping drive crew efficiencies, reduce our operational footprint and provide greater value for our clients.

Over the past several years you’ve heard us comment about investments in our people, processes and equipment. The investments we made in each of these areas have strengthened the Dawson brand and have helped us attract and retain our valued client base and maintain Dawson Geophysical as a well recognized name, as a premier provider in the geophysical sector. We’ve increased channel count and the number of energy sources company-wide as well as systematically upgraded the recording system and energy sources of existing crews. We’ve replaced four RSR crews and two ARAM crews with cableless recording systems and redeployed like equipment on existing crews in order to increase channel count. These upgrades and expansions are in response to demand for higher resolution images, cableless technology, improved energy sources and increased crew efficiencies.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

We continue to have a reduction in third-party charges as an increasing amount of our work is being conducted in the more open terrain of the western United States such as the oil- and liquid-rich basins in the Eagle Ford, Bakken, Mississippi Lime and Permian Basin. We would anticipate third-party charges to remain near our historical average as a percentage of revenue in the foreseeable future. All third-party charges are reimbursed by our clients.

We are excited to have our first crew operating in Canada to further expand our market base. While this Canadian season appears to be more difficult than anticipated, we are building our Canadian operations at a measured pace and believe we will provide long-term growth for our shareholders.

In closing, improved efficiencies, processes and gains in productivity combined with favorable contract terms are driving higher returns. Our Company’s balance sheet remains strong and I am confident that our commitment to our employees, our clients and shareholders will bring new opportunities for expansion and growth here at Dawson.

And with that, operator, we are ready for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Veny Aleksandrov, FIG Partners.

Veny Aleksandrov—FIG Partners—Analyst

Good morning, Steve, Chris. Congratulations are in order.

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

Thank you, Veny. Good morning to you.

Veny Aleksandrov—FIG Partners—Analyst

My first question, it was on margins. Starting margins really improved, and you’re talking about improved contract terms. So I want to dig a little bit deeper in that.

Is it improved pricing? Has the pricing improved, or is it older contracts rolling off? Or is it combination day rate versus turnkey? Can you give us whatever information you can on that area?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

Well — as we mentioned in the press release and the conference call, the revenue net of third-party reimbursable charges increased 11% from the first quarter of 2012. So we not only had an increase in revenue net of third-party charges, we had a significant reduction in the level of third-party charges as a percentage of revenue.

And so those two things as we’ve talked about in the past obviously have an impact on the margin. On the question of improved contract terms, I think we probably started rolling off of some difficult contracts that we have talked about in the past, probably maybe about a year ago, nine months ago, something like that. And so, the contracts that we had talked about in 2010 and the early part of fiscal 2011 that were priced in the ‘09/‘10 timeframe, those are all gone.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

And since that time period, we have seen slight increases in pricing. I wouldn’t say that we’ve seen great levels of pricing increase, but I think pricing in and of itself is in a position where, particularly with the turnkey contracts that we operate under and with our crew efficiencies, I think we still see some upside in those type of contracts. We are getting and have been receiving some level of weather protection that has improved in the last 12 to 18 months. As we’ve talked about in the past, weather downtime protection is never full margin. Its cost coverage basically is very low margin — zero margin pricing. But it does help offset some of those expenses when you have encountered some weather downtime.

And in conjunction with that, as we’ve moved farther west, we have been able to utilize some of our internal support services that we’ve talked about in the past, such as our survey department and our permit group, some of those services that we provide as opposed to having to use third-party contractors when we were working in the eastern part of the US. And so there is some slight improvement with regards to contract currents when we can handle some of those services internally.

Veny Aleksandrov—FIG Partners—Analyst

All right, thank you. So the second part of my question, the rest of 2013, third-party charges seem to have normalized around here. This year, is your order book a good combination of short-term contracts and long-term contracts so you can sustain a healthy short-term utilization?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

I think it’s better. Obviously, the question that you’re asking is leading into the situation we had in the third and fourth quarter of fiscal ‘12, where we had significant reduction in utilization rates, particularly from the May to August timeframe, that was related to delays in contracts, permit, land access agreements, those types of things.

Our utilization rates in the first quarter were much improved as they were in the very tail end of the fourth quarter of fiscal ‘12. I think our order book is well balanced in terms of geographic location and project size. I think that we are still continuing to operate on a majority of turnkey contracts. We do have some day rate term type agreements that are in play, but we are certainly not near the 50-50 level that we were in let’s say in 2007 and 2008.

But I do feel better about our order book. I think we are seeing some opportunities, particularly in the Permian Basin with some small independent operators that are bringing projects and may be in the 20, 25 to 50 square mile range. And we do have a nice order book with some contracts on them that are 200/300 range. And so I do feel better about it.

At this point I do not see a significant issue like we had in the third and fourth quarter last year. Utilization rates appear to be high in the near future and going in through the middle of the year. That can always change, we can always have some issues that crop up that are unforeseen, but I certainly feel like the nature of the demand we have as well as the work our folks have done to mitigate some of those risks have improved from where we were in May timeframe of last year.

The last comment I would make is that some of those issues that we dealt with in the third and fourth quarter of 2012 were specifically related to some delays and some projects that were pushed back by clients, and as I mentioned in the prior quarter call, those projects have come back to life and we are working on some of those now and those projects have been — in some cases, expanded in scope. And so at this point, we feel pretty good about the order book and utilization rates going forward.

Veny Aleksandrov—FIG Partners—Analyst

Thank you so much, and congratulations again.

Operator

Colin Gerry, Raymond James.

Colin Gerry—Raymond James & Associates—Analyst

Good morning, Steve. Good morning, Chris. Well, congratulations.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

Thank you.

Colin Gerry—Raymond James & Associates—Analyst

You bet. And to follow up my congratulations, I’m going to ask a question that I know you hate. You had a great quarter, but historically, this has not been seasonally the strongest quarter for you guys or for seismic in general.

And so I am thinking about as we start the early part of the year, the first and second calendar quarters, ended up being pretty good for you guys. Can the good times keep rolling? Should we think about it in terms of historical seasonality, or do you see something in the next two quarters that is different or idiosyncratic about that that the historical relationship between improvement as we go into the year doesn’t hold?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

As you know, I’m not going to give a whole lot of guidance because we are subject to so many things that are beyond our control. But I do think that I mentioned in the November conference call that I felt like that we were off to a great start in October. The first month of the fiscal year felt like we were off to the best start we had had in quite some time.

And that held true, we had some very nice weather conditions in October. Then we got into December where we really had — we had some weather impact, obviously, and some holiday season, the shorter days. Daylight is starting to change here, the days are getting longer, that’s a good thing for us, particularly when you’re on a turnkey contract. The order book looks pretty good. We continue to battle as we always do with operating expenses. I think that’s going to be key for us as we continue to maintain operating expenses at a reasonable level. We are not really having a serious labor cost issue but we are having in various places — particularly in West Texas — you’re having housing issues and some cost increase there.

But I think if we can maintain the operational efficiencies that we’ve seen, and it looks to me like we’ve got some good opportunities for crew moves, I don’t see any long-distance crew moves that would be a negative impact. I think we feel pretty good about the next couple of quarters and all the way through 2013. I think requests for proposals are coming to life again. They are always seasonally slow at the end of the year but we are starting to see some requests and some inquiries, we are starting to have continued conversations with a broad client base about opportunities in all the basins that we’ve talked about.

We do have a crew that is struggling a little bit in the quarter with some of the weather up in Pennsylvania, some of the snowfall that they have had in Western Pennsylvania, and the extreme cold weather. And so, we are battling that project a little bit. But I think we feel pretty good today where we are and what the next couple of quarters look like.

Colin Gerry—Raymond James & Associates—Analyst

That sounds good. I guess another kind of bigger picture question is we are seeing in the industry, a lot of operators go from the drilling programs, they are going to pad drilling, where they are using less rigs and doing the multiple wells in the pad drilling. We’ve seen some budgets come in. So I’m just wondering if that overall trend speaks to the operator spending less on exploration and more on development. And if that has the same historical ramifications that it would in the seismic space, or does the development phase require seismic as much as the exploration phase, or is that switch not happening — to the extent you see it?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

We’ve talked a lot in the past about the seismic method, seismic technology being used not just in the exploration phase but in the development phase. And we’ve had several conversations with some operators that really want to look at the use of seismic information for development, in exploration mode it would be where to drill and in evaluation mode, and where we have been in shale plays in the past, it is a where not to drill tool. How to avoid any type of geo-hazards.

But I do think that our clients are going to continue to develop ways to utilize seismic information, to not only look at where not to drill, but to look at more the rock fabric and what the rock properties are and how those rocks may or may not respond to any type of completion techniques and enhanced development operations. And so I think that we are having good conversations with several operators who are moving exactly in to that area where they are wanting to understand more about their reservoir and the rock type that they are dealing with. And I think the information we provide has that potential to aid in that area.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

Now we are always subject to dollar rotations within budgets. We are going to have some clients who are going to move away from seismic activity for awhile, but we have other clients who are in other phases of their drilling program that are beginning to look at increased use of seismic.

And so I don’t think we are fully connected to either a rig count or the overall budget, but I do believe that in many cases but we are continuing to see quite a bit of strength and need for the use of seismic information. We’ve done several multi-component projects here recently, we are doing very tight space high-resolution type surveys that lend themselves for further analytics of the rock type. So I think we’re going to fit in over the long haul quite nicely.

Colin Gerry—Raymond James & Associates—Analyst

All right, that’s it for me. I’ll turn it back, thanks again and congrats on the good quarter.

Operator

Rudy Hokanson, Barrington Research.

Rudy Hokanson—Barrington Research Associates, Inc.—Analyst

Thank you. My congratulations, too, on a great quarter.

A question that fits into both the issue of the portfolio of contracts right now and also how the capital spending is planned going forward. The summary that you have given is more wireless capability, but with all of the demands by your customers right now — and I say demands, maybe requests might be a better word — are there specifications on the equipment you’re going to be ordering that will be different than what you may have ordered in the last quarter? Or is it going to be more of the same? And how do you start doing some of the more specialized requests in terms of reservoirs and evaluation with that equipment? Is this equipment designed to be able to do that multi-functional type of acquisition of information, or are there specifications that you’re putting in there?

And along with that, as you do go up to $50 million I was just wondering, is it just a generally more of the same, or are there some other things worked in there?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

I would say where we are today, we replaced an RSR crew recording equipment and some vibrators in Q1. And we’ve had some vehicle — some maintenance capital — requirements that we had to address, and so we’ve had a significant spend of the $50 million in the first quarter.

I would anticipate that we are, from an equipment standpoint in the near future, we are in pretty good shape. I think, obviously, a phone call or a request or a contract, something along those lines, can obviously change our budget. But I think where we are today is we are at probably six GSR crews, six ARAM crews and still operating two of the I/O System 2 crews. And so I think we are in pretty good shape.

One thing we have not really discussed at great length in the past few quarters is the increase in the number of energy source units that we are utilizing. Back in the 2007-2008 timeframe when we were working predominantly in the Eastern part of the US, we used an awful lot of dynamite energy sources. So as we’ve moved west, were going to more vibrators, so not only have we had to replace some older units but we’ve had to increase the number of units that we have Companywide.

And so going forward, I think I would anticipate a slowdown in Cap Ex, certainly over the next couple of quarters.

In terms of data quality and equipment base that we have, all of our recording systems record equivalent seismic data. They’re all 24-bit systems, they utilize the very same sensors on each crew, they vary only in how they manage data, whether they move data through a cable system or they hold data within the box like a GSR system, where it’s an autonomous node type recorder. And they differ in expandability and functionality. And so, any one of these systems can perform at the same level as the other one in terms of data quality. The driving factor in how we’re going to utilize that information going forward is more related to the number of channels, the type of energy source, the fidelity of the vibrators themselves, and the spacing of the information. We are just producing a lot more information, wide asimuth, full offset type, this is industry terminology that basically says we can put a whole bunch of information into an analytic.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

The only system we have that differs from that would be the three component GSR crew that has been working in the Rockies region which does record not just the conventional seismic signal, but the two shear wave signals as well. And I think over time in our industry I think you will continue to see increased utilization of multi-component type equipment.

Rudy Hokanson—Barrington Research Associates, Inc.—Analyst

Thank you very much.

Operator

Georg Venturatos, Johnson Rice.

Georg Venturatos—Johnson Rice & Company—Analyst

Good morning, Steve, Chris. Steve, just wanted to get your thoughts a little bit more on the Canadian market. I know in the press release you had mentioned it was at least a little more difficult than you anticipated.

Is that more of a reflection of the market in general in terms of activity levels, or your ability to kind of create a competitive stance in that market?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

I am not worried about our competitive position in the Canadian market. We have, in our opinion, assembled a fantastic management and operational team in the Canadian market that is, we believe, to be well respected and very knowledgeable.

I think it’s more of a market issue. I am by no means an expert in the Canadian market. But I have seen some information that has been published that says that something like last year might have been a 45-crew season. It is a short season, and this year that number is somewhere between 32 to 36. And I think the Canadian market did get a little bit softer than we anticipated. As we have said all along, in going back to May of last year when we announced that move, we did not anticipate that the Canadian entry would have a significant impact one way or the other in our 2013 results. We have said we felt like we could keep one, maybe two, it looks like we’re going to keep one crew, utilized from late January. We think we’ll be able to keep it up there maybe 60 days or something.

So the season wasn’t quite as long as we had hoped, but we think it’s a great opportunity for our Company going forward, and I think we’ll have to look over the next couple of years to determine the effectiveness of that move.

Georg Venturatos—Johnson Rice & Company—Analyst

Okay, great. And then on the asset base side, obviously you’ve made some nice upgrades and made some retirements as well. Have you started to see an ability to get a competitive advantage over some of the other data acquisition guys, given that additional cableless portion of your asset base? Or is that going to take a little time?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

Our competitors have access to very similar equipment. And obviously, the cableless technology is something that is increasing in usage. It’s particularly effective in areas that might have a little more difficult access than the wide-open spaces of West Texas, let’s say.

I think obviously with the number of cableless channels we operate, I think it is somewhere north of 70,000 channels now. That gives us a whole lot of flexibility combined with the fact that we have six high channel count ARAM crews gives us a whole lot of flexibility in terms of scheduling, being able to take on projects, being able to quickly move a crew from, let’s say 7,000 or 8,000 channels on the ground to the next project where they might be at the 10,000 or 12,000 or even 15,000 range.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

And I think when you combine the fact that the way we are acquiring industry-wide seismic data today with the way we’re using energy sources, coupled with channel count, I think everybody is starting to see increased efficiencies which, I think, continues to create opportunities in the order book. And it’s something we have to learn to manage. As we mentioned in the second quarter call last year, our efficiencies kind of got us a little bit ahead of ourselves in the schedule, and I think we are able to manage that better now.

But I think our ability to deploy a high number of channels in different types of crews and different locations is certainly something that we think helps us.

Georg Venturatos—Johnson Rice & Company—Analyst

Okay, appreciate the answer.

Operator

Jason Wangler, Wunderlich Securities.

Unidentified Participant

Actually this is [Mohan] dialing in for Jason. Hi, Steve. Just have a quick question on the demand side. Just curious what US basin you had the most increase in demand and do you expect that to continue going forward?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

We’ve been very active recently in the Mississippi Lime area in the Kansas/Oklahoma border. We’ve also been very active in West Texas all the way from the Delaware Basin to the eastern side of the Basin where you start to get into some of the Cline Shale stuff. And I think that would be our two most active areas right now.

We have the one crew in northwest Pennsylvania; we will be active later in the spring back in the Bakken of North Dakota with some projects there. And then we still have some activity in Eagle Ford. But I would have to say that the hottest spots are certainly the Mississippi Lime and West Texas Permian Basin areas.

Unidentified Participant

Thank you so much.

Operator

William Tucci, Vidal Capital.

William Tucci—Vidal Capital—Analyst

Listen, I had a question. You had a pretty explosive, I would call it, EBITDA margin. Like it got up to just under 19%. And do you think there’s more wiggle room to move toward the 20% area in that regard?

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

We are always hesitant, as you know, to give guidance. But I believe, certainly with the level of third-party charges where they are and the type of work that we have on the books going forward, particularly with the turnkey type contract, I am optimistic that we will continue to see improvement in all of our financial measurements and metrics. And I think there’s certainly room, if we can handle the expense side of the business as I think we can, and as we continue to deploy cableless equipment, theoretically our level of personnel demands decrease as opposed to cable crew. But it’s our goal to continue to evaluate ways to not only increase the margin but increase the returns as well.

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FEBRUARY 08, 2013 / 03:00PM GMT, DWSN - Q1 2013 Dawson Geophysical Earnings Conference Call

William Tucci—Vidal Capital—Analyst

Okay, thank you.

Operator

There are no further questions. This concludes our question-and-answer session. I would like to turn the conference back over to Steve Jumper for any closing remarks.

Steve Jumper—Dawson Geophysical—Chairman, President and CEO

Thank you, Sue. I would like to thank everybody for participating in the call and joining us, it’s always a pleasure to talk to you. I would like to thank our clients, employees and our valued shareholders for their continued support and trust.

And I would mention that we will be presenting at the EnerCom Oil and Services Conference on February 19 in San Francisco, and that presentation will be webcast. And I look forward to talking to you again in 90 days. Thank you very much.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

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